Exhibit 3.1
Effective May 17, 2007
Amendment to Article III, Section 2 of the
By-Laws of SLM Corporation
          Section 2. Election of Directors. Except as provided in Section 3 of this Article, each director shall be elected by the majority of the votes cast with respect to the nominee at any meeting of the election of directors at which a quorum is present, provided that if as of the record date for a meeting at which directors are to be elected the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without regard to abstentions or votes cumulated for another nominee. For elections at which the majority vote standard applies, the Nominations and Governance Committee will establish procedures under which any currently serving director shall offer to tender his or her resignation which resignation shall be effective only if: 1) he or she is not re-elected, and 2) the resignation is accepted by the Board. The Nominations and Governance Committee will make a recommendation to the Board on whether to accept or reject any such resignation, or whether other action should be taken with respect to any such director who is not re-elected. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director may resign at any time upon notice to the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon the receipt thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Directors need not be stockholders of the Corporation.
Restatement of Article V of the
By-Laws of SLM Corporation
     ARTICLE V — STOCK
          Section 1. Form and Execution of Certificates. Certificates for the shares of stock of the Corporation shall be issued only to the extent as may be required by applicable law or as otherwise authorized by the Secretary or an Assistant Secretary, and if so issued shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Otherwise, evidence of stock ownership shall be by electronic format. Any such certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board, or by the Chief Executive Officer, or by the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by him or her in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or register before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

          Section 2. Lost Certificates. The Board of Directors or the Secretary or an Assistant Secretary may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors or the Secretary or an Assistant Secretary may, in its or their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
          Section 3. Transfers. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and with regard to certificated shares, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed.
          Section 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
          Section 5. Registered Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
New language is in italics